Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-157843) pertaining to the AEGON Companies Profit Sharing Plan (formerly AEGON USA, LLC Profit Sharing Plan) of our report dated June 3, 2011, with respect to the financial statements and schedule of the AEGON Companies Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 3, 2011